Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:

August 9, 2022

Maxar Technologies Reports Second Quarter 2022 Results

Westminster, CO – Maxar Technologies (NYSE:MAXR) (TSX:MAXR) (“Maxar” or the “Company”), a provider of comprehensive space solutions and secure, precise, geospatial intelligence, today announced financial results for the quarter ended June 30, 2022.

Key points from the quarter include:

●	Consolidated revenues of $438 million
●	Net loss of $30 million, inclusive of a $53 million loss on debt extinguishment
●	Diluted net loss per share of $0.41
●	Adjusted EBITDA[1] of $119 million
●	Operating cash flows of $67 million
●	Awarded a 10-year contract worth up to $3.24 billion as part of the Electro-Optical Commercial Layer Program
●	Refinanced our Credit Facility with new maturities in 2027 and 2029, retired our 2023 Notes and issued new 7.75% Notes due 2027

1	This is a non-GAAP financial measure. Refer to section “Non-GAAP Financial Measures” in this earnings release.

“We made solid progress this quarter on our strategic growth plans,” said Dan Jablonsky, President and Chief Executive Officer. “Our Earth Intelligence segment had a diversified set of bookings across the U.S. government, international allies, and enterprise customers. The Electro-Optical Commercial Layer Program award provides great revenue visibility for Maxar over the next decade and provides multiple paths for growth with our diversified customer base in the years ahead. In our Space Infrastructure business, we’re seeing momentum and growth opportunities as we execute our strategy of customer and product diversification for national defense, commercial and civil missions.

“We performed in-line with our expectations for the quarter. Earth Intelligence continues to drive growth in high margin imagery revenue and Space Infrastructure continues to generate healthy margins. Both businesses see a solid pipeline of opportunities,” stated Biggs Porter, Chief Financial Officer. “We are maintaining the 2022 guidance ranges for Revenue and Adjusted EBITDA. Although the interest cost is higher than expected coming into the year, we are pleased to have successfully executed a refinancing of our debt structure and significantly extend maturities.”

Total revenues decreased to $438 million from $473 million, or by $35 million, for the three months ended June 30, 2022, compared to the same period of 2021. The decrease in revenues was driven by a decrease in product revenues within our Space Infrastructure segment.

For the three months ended June 30, 2022, our net loss was $30 million compared to net income of $45 million for the same period of 2021. The decrease was primarily due to an increase in interest expense of $52 million driven by a $53 million loss on debt extinguishment, a decrease in product revenues of $36 million with our Space Infrastructure segment and an increase in selling, general and administrative costs of $18 million. This decrease was partially offset by a decrease in product costs of $28 million within our Space Infrastructure segment for the three months ended June 30, 2022 compared to the same period of 2021.

For the three months ended June 30, 2022, Adjusted EBITDA was $119 million and Adjusted EBITDA margin was 27.2%. This is compared to Adjusted EBITDA of $132 million and Adjusted EBITDA margin of 27.9 % for the same period of 2021. The decrease was primarily driven by lower Adjusted EBITDA from the Space Infrastructure segment.

We had total order backlog of $2,945 million as of June 30, 2022 compared to $1,893 million as of December 31, 2021. The increase in backlog was primarily driven by an increase in the Earth Intelligence segment partially offset by a decrease in the Space Infrastructure segment. Our unfunded contract options totaled $2,204 million and $650 million as of June 30, 2022 and December 31, 2021, respectively. Unfunded contract options represent estimated amounts of revenue to be earned in the future from negotiated contracts with unexercised contract options and indefinite delivery/indefinite quantity contracts. Unfunded contract options as of June 30, 2022, were primarily comprised of option years in the EOCL Contract (for the periods June 15, 2027 through June 14, 2032) and other U.S. government contracts. Unfunded contract options as of December 31, 2021 were primarily comprised of the option year in the EnhancedView Contract (September 1, 2022 through July 12, 2023) and other U.S. government contracts.

On May 25, 2022, the National Reconnaissance Office (“NRO”) awarded us a 10-year contract worth up to $3.24 billion, inclusive of a firm 5-year base contract commitment worth $1.5 billion and options worth up to $1.74 billion, as part of the Electro-Optical Commercial Layer Program (“EOCL Contract”). The EOCL Contract transitioned the imagery acquisition requirements previously addressed by the EnhancedView Follow-On contract (“EnhancedView Contract”) and replaces the scope of the EnhancedView Contract with respect to such requirements.

On June 14, 2022, we issued $500 million aggregate principal amount of 7.75% Senior Secured Notes due 2027 (“7.75% 2027 Notes”) in a private placement to qualified institutional buyers in the U.S. pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the U.S. pursuant to Regulation S under the Securities Act. On June 14, 2022, we used proceeds from issuance of the 7.75% 2027 Notes, along with cash on hand, to redeem the remaining $500 million aggregate principal amount of our 9.75% Senior Secured Notes due 2023 (“9.75% 2023 Notes”).

Additionally, on June 14, 2022, we refinanced our Credit Facility, including a $500 million revolving credit facility, maturing in 2027, and a $1.5 billion Term Loan B issued at an original issue discount of 4.5%. The Term Loan B matures in 2029, provided that if the 7.75% 2027 Notes are not repaid in full by the date that is 91 days prior to maturity date of the 7.75% 2027 Notes, the maturity date for the Term Loan B will be the maturity date of the 7.75% 2027 Notes. Borrowings under Term Loan B will bear interest at a rate equal to, at the Company’s option, either Adjusted Term SOFR plus an applicable margin ranging from 4.00% to 4.25% or adjusted base rate (“ABR”) plus an applicable margin ranging from 3.00% to 3.25%, in each case depending on the company’s leverage ratio. This Credit Facility replaced our prior $1.44 billion Term Loan B, maturing in 2024, and at an applicable spread of, at the Company’s option, LIBOR plus an applicable margin of 2.75% or ABR plus an applicable margin of 1.75%.

We recognized a total loss on extinguishment of the 9.75% 2023 Notes of $42 million. Also on June 14, 2022, we amended the terms of our syndicated credit facility (“Syndicated Credit Facility”) pursuant to an amended and restated credit agreement. We recognized a total loss on extinguishment of $11 million from the amendment of our Syndicated Credit Facility.

Financial Highlights

In addition to results reported in accordance with U.S. GAAP, we use certain non-GAAP financial measures as supplemental indicators of its financial and operating performance. These non-GAAP financial measures include EBITDA, Adjusted EBITDA and Adjusted EBITDA margin. We believe these supplementary financial measures reflect our ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in its business.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
($ millions, except per share amounts)
Revenues	$438	$473	$843	$865
Net (loss) income	$(30)	$45	$(37)	$(39)
EBITDA[1]	114	132	197	199
Total Adjusted EBITDA[1]	119	132	203	199

Net (loss) income per common share:
Basic	$(0.41)	$0.62	$(0.50)	$(0.57)
Diluted	$(0.41)	$0.60	$(0.50)	$(0.57)

Weighted average number of common shares outstanding (millions):
Basic	74.0	72.2	73.6	68.5
Diluted	74.0	74.7	73.6	68.5

1This is a non-GAAP financial measure. Refer to section “Non-GAAP Financial Measures” in this earnings release.

Revenues by segment were as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
($ millions)
Revenues:
Earth Intelligence	$284	$283	$535	$533
Space Infrastructure	186	206	363	361
Intersegment eliminations	(32)	(16)	(55)	(29)
Total revenues	$438	$473	$843	$865

We analyze financial performance by segment, which combine related activities within the Company.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ millions)	2022	2021	2022	2021
Adjusted EBITDA:
Earth Intelligence	$129	$131	$228	$238
Space Infrastructure	19	27	38	15
Intersegment eliminations	(9)	(7)	(18)	(12)
Corporate and other expenses	(20)	(19)	(45)	(42)
Total Adjusted EBITDA[1]	$119	$132	$203	$199

1This is a non-GAAP financial measure. Refer to section “Non-GAAP Financial Measures” in this earnings release.

Earth Intelligence

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
($ millions)
Revenues	$284	$283	$535	$533
Adjusted EBITDA	$129	$131	$228	$238
Adjusted EBITDA margin (as a % of total revenues)	45.4%	46.3%	42.6%	44.7%

Revenues from the Earth Intelligence segment increased to $284 million from $283 million, or by $1 million, for the three months ended June 30, 2022, compared to the same period in 2021. The increase was primarily driven by a $3 million increase in revenues from the U.S. government and a $3 million increase in revenues from commercial programs. The increase in revenues from the U.S. government was primarily due to a $23 million increase in high margin imagery solutions revenues partially offset by a $20 million decrease in geospatial service revenues from U.S. government customers. These increases in revenues were partially offset by a $5 million decrease in revenues from international defense and intelligence customers.

Adjusted EBITDA decreased to $129 million from $131 million, or by $2 million, for the three months ended June 30, 2022, compared to the same period of 2021. Higher revenues and favorable mix to revenues from higher margin offerings were offset by increased spending, including on development of our offerings, our ERP project investment and other selling, general and administrative costs.

Space Infrastructure

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
($ millions)
Revenues	$186	$206	$363	$361
Adjusted EBITDA	$19	$27	$38	$15
Adjusted EBITDA margin (as a % of total revenues)	10.2%	13.1%	10.5%	4.2%

Revenues from the Space Infrastructure segment decreased to $186 million from $206 million, or by $20 million, for the three months ended June 30, 2022, compared to the same period of 2021. Revenues for the three months ended decreased primarily as a result of a

$17 million decrease in revenues from recurring commercial programs and a $3 million decrease in revenues from U.S. government contracts.

Adjusted EBITDA in the Space Infrastructure segment decreased to $19 million from $27 million, or by $8 million, for the three months ended June 30, 2022, compared to the same period of 2021. The decrease was primarily due to lower revenues driven by a change in program mix for the three months ended June 30, 2022 compared to the same period of 2021 and to strong program performance in the 2021 period. The decrease was also driven by higher expenses including increased research and development efforts and increased marketing expenses.

Corporate and other expenses

Corporate and other expenses include items such as corporate office costs, regulatory costs, executive and director compensation, foreign exchange gains and losses, retention costs and fees for legal and consulting services.

Corporate and other expenses remained relatively unchanged as they increased to $20 million from $19 million, or by $1 million, for the three months ended June 30, 2022, compared to the same period in 2021.

Intersegment eliminations

Intersegment eliminations are related to projects between our segments, including the construction of our WorldView Legion satellites. Intersegment eliminations increased to $9 million from $7 million, or by $2 million, for the three months ended June 30, 2022, compared to the same period in 2021, primarily related to an increase in intersegment satellite construction activity.

MAXAR TECHNOLOGIES INC.

Unaudited Condensed Consolidated Statements of Operations

(In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Product	$154	$190	$308	$332
Service	284	283	535	533
Total revenues	438	473	843	865
Costs and expenses:
Product costs, excluding depreciation and amortization	128	156	255	304
Service costs, excluding depreciation and amortization	92	100	185	193
Selling, general and administrative	106	88	210	172
Depreciation and amortization	67	73	135	147
Operating income	45	56	58	49
Interest expense, net	76	24	99	102
Other income, net	(2)	(3)	(5)	(4)
(Loss) income before taxes	(29)	35	(36)	(49)
Income tax expense (benefit)	1	(10)	1	(10)
Net (loss) income	$(30)	$45	$(37)	$(39)

Net (loss) income per common share:
Basic	$(0.41)	$0.62	$(0.50)	$(0.57)
Diluted	$(0.41)	$0.60	$(0.50)	$(0.57)

MAXAR TECHNOLOGIES INC.

Unaudited Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$15	$47
Trade and other receivables, net	378	355
Inventory, net	37	39
Advances to suppliers	28	31
Prepaid assets	32	35
Other current assets	57	22
Total current assets	547	529
Non-current assets:
Orbital receivables, net	358	368
Property, plant and equipment, net	1,003	940
Intangible assets, net	734	787
Non-current operating lease assets	130	145
Goodwill	1,627	1,627
Other non-current assets	111	102
Total assets	$4,510	$4,498
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$77	$75
Accrued liabilities	49	43
Accrued compensation and benefits	69	111
Contract liabilities	224	289
Current portion of long-term debt	24	24
Current operating lease liabilities	37	42
Other current liabilities	66	38
Total current liabilities	546	622
Non-current liabilities:
Pension and other postretirement benefits	128	134
Operating lease liabilities	127	138
Long-term debt	2,194	2,062
Other non-current liabilities	69	79
Total liabilities	3,064	3,035
Commitments and contingencies
Stockholders’ equity:
Common stock ($0.0001 par value, 240 million common shares authorized; 74.2 million and 72.7 million issued and outstanding at June 30, 2022 and December 31, 2021, respectively)	—	—
Additional paid-in capital	2,246	2,235
Accumulated deficit	(758)	(720)
Accumulated other comprehensive loss	(42)	(53)
Total Maxar stockholders' equity	1,446	1,462
Noncontrolling interest	—	1
Total stockholders' equity	1,446	1,463
Total liabilities and stockholders' equity	$4,510	$4,498

MAXAR TECHNOLOGIES INC.

Unaudited Condensed Consolidated Statements of Cash Flows

(In millions)

	Six Months Ended June 30,
	2022	2021
Cash flows provided by (used in):
Operating activities:
Net loss	$(37)	$(39)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	135	147
Stock-based compensation expense	25	21
Amortization of debt issuance costs and other non-cash interest expense	7	7
Loss from early extinguishment of debt	53	41
Cumulative adjustment to SXM-7 revenue	—	25
Other	11	9
Changes in operating assets and liabilities:
Trade and other receivables, net	(15)	(72)
Accounts payable and liabilities	(14)	(60)
Contract liabilities	(65)	(6)
Other	(33)	(23)
Cash provided by operating activities	67	50
Investing activities:
Purchase of property, plant and equipment and development or purchase of software	(151)	(105)
Acquisition of investment	(2)	—
Cash used in investing activities	(153)	(105)
Financing activities:
Cash paid to extinguish existing Term Loan B	(1,341)	—
Proceeds from amendment of Term Loan B, net of discount	1,329	—
Repurchase of 9.75% 2023 Notes, including premium	(537)	(384)
Proceeds from issuance of 7.75% 2027 Notes	500	—
Net proceeds from Revolving Credit Facility	145	53
Debt issuance costs paid	(22)	—
Settlement of securitization liability	(5)	(6)
Repayments of long-term debt	(5)	(4)
Net proceeds from issuance of common stock	—	380
Other	(10)	(6)
Cash provided by financing activities	54	33
(Decrease) increase in cash, cash equivalents, and restricted cash	(32)	(22)
Effect of foreign exchange on cash, cash equivalents, and restricted cash	—	—
Cash, cash equivalents, and restricted cash, beginning of year	48	32
Cash, cash equivalents, and restricted cash, end of period	$16	$10

Reconciliation of cash flow information:
Cash and cash equivalents	$15	$10
Restricted cash included in prepaid and other current assets	1	—
Total cash, cash equivalents, and restricted cash	$16	$10

NON-GAAP FINANCIAL MEASURES

In addition to results reported in accordance with U.S. GAAP, we use certain non-GAAP financial measures as supplemental indicators of our financial and operating performance. These non-GAAP financial measures include EBITDA, Adjusted EBITDA and Adjusted EBITDA margin.

We define EBITDA as earnings before interest, taxes, depreciation and amortization, Adjusted EBITDA as EBITDA adjusted for certain items affecting the comparability of our ongoing operating results as specified in the calculation and Adjusted EBITDA margin as Adjusted EBITDA divided by revenue. Certain items affecting the comparability of our ongoing operating results between periods include restructuring, impairments, insurance recoveries, gain (loss) on sale of assets, (gain) loss on orbital receivables allowance and transaction and integration related expense. Transaction and integration related expense includes costs associated with de-leveraging activities, acquisitions and dispositions and the integration of acquisitions. Management believes that exclusion of these items assists in providing a more complete understanding of our underlying results and trends, and management uses these measures along with the corresponding U.S. GAAP financial measures to manage our business, evaluate our performance compared to prior periods and the marketplace, and to establish operational goals. Adjusted EBITDA is a measure being used as a key element of our incentive compensation plan. Our Syndicated Credit Facility also uses Adjusted EBITDA in the determination of our debt leverage covenant ratio. The definition of Adjusted EBITDA in the Syndicated Credit Facility includes a more comprehensive set of adjustments that may result in a different calculation therein.

We believe that these non-GAAP measures, when read in conjunction with our U.S. GAAP results, provide useful information to investors by facilitating the comparability of our ongoing operating results over the periods presented, the ability to identify trends in our underlying business, and the comparison of our operating results against analyst financial models and operating results of other public companies.

EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are not recognized terms under U.S. GAAP and may not be defined similarly by other companies. EBITDA and Adjusted EBITDA should not be considered alternatives to net (loss) income as indications of financial performance or as alternate to cash flows from operations as measures of liquidity. EBITDA and Adjusted EBITDA have limitations as an analytical tool and should not be considered in isolation or as a substitute for our results reported under U.S. GAAP. The table below reconciles our net income to EBITDA and Total Adjusted EBITDA and presents Total Adjusted EBITDA margin for the three and six months ended June 30, 2022 and 2021.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
($ millions)
Net (loss) income	$(30)	$45	$(37)	$(39)
Income tax (benefit) expense	1	(10)	1	(10)
Interest expense, net	76	24	99	102
Interest income	—	—	(1)	(1)
Depreciation and amortization	67	73	135	147
EBITDA	$114	$132	$197	$199
Restructuring	4	—	5	—
Transaction and integration related expense	1	—	1	—
Total Adjusted EBITDA	$119	$132	$203	$199

Adjusted EBITDA:
Earth Intelligence	129	131	228	238
Space Infrastructure	19	27	38	15
Intersegment eliminations	(9)	(7)	(18)	(12)
Corporate and other expenses	(20)	(19)	(45)	(42)
Total Adjusted EBITDA	$119	$132	$203	$199

Net (loss) income margin	(6.8)%	9.5%	(4.4)%	(4.5)%
Total Adjusted EBITDA margin	27.2%	27.9%	24.1%	23.0%

Cautionary Note Regarding Forward-Looking Statements

This release contains "forward-looking statements" as defined in Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. Forward-looking statements usually relate to future events and include statements regarding, among other things, our anticipated revenues, cash flows or other aspects of our operations or operating results. Forward-looking statements are often identified by the words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “estimate,” “outlook” and similar expressions, including the negative thereof.

These forward-looking statements are based on management’s current expectations and assumptions based on information currently known to us and our projections of the future, about which we cannot be certain. Forward-looking statements are subject to various risks and uncertainties which could cause actual results to differ materially from the anticipated results or expectations expressed in this press release. As a result, although we believe we have a reasonable basis for each forward-looking statement contained in this press release, undue reliance should not be placed on the forward-looking statements because the Company can give no assurance that they will prove to be accurate. Risks and uncertainties that could cause actual results to differ materially from current expectations include: risks related to the conflict in Ukraine or related geopolitical tensions; our ability to generate a sustainable order rate for our satellite and space manufacturing operations within our Space Infrastructure segment, including our ability to develop new technologies to meet the needs of existing or potential customers; risks related to our business with various governmental entities, which is subject to the policies, priorities, regulations, mandates and funding levels of such governmental entities; our ability to meet our contractual requirements and the risk that our products contain defects or fail to operate in the expected manner; the risk of any significant disruption in or unauthorized access to our computer systems or those of third parties that we utilize in our operations; the ability of our satellites to operate as intended and risks related to launch delays, launch failures or damage or destruction to our satellites during launch; risks related to the interruption or failure of our infrastructure or national infrastructure; the COVID-19 pandemic and its impact on our business operations, financial performance, results of operations and stock price; and the risk factors set forth in Part II, Item 1A, “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 and filed with the Securities and Exchange Commission (the “SEC”) on May 9, 2022, as such risks and uncertainties may be updated or superseded from time to time by subsequent reports we file with the SEC.

The forward-looking statements contained in this press release speak only as of the date hereof are expressly qualified in their entirety by the foregoing risks and uncertainties. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, prospects, financial condition, results of operations and cash flows. The Company undertakes no obligation to publicly update or revise any of its forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

*****

Unless stated otherwise or the context otherwise requires, references to the terms “Company,” “Maxar,” “we,” “us,” and “our” to refer collectively to Maxar Technologies Inc. and its consolidated subsidiaries.

Investor/Analyst Conference Call

Maxar President and Chief Executive Officer, Dan Jablonsky, and Executive Vice President and Chief Financial Officer, Biggs Porter, will host an earnings conference call Tuesday, August 9, 2022, reviewing the second quarter results, followed by a question and answer session. The call is scheduled to begin promptly at 3:00 p.m. MT (5:00 p.m. ET).

Investors and participants must register for the call in advance by visiting:

https://conferencingportals.com/event/poKRyurD

After registering, participants will receive dial-in information, a passcode, and registrant ID. At the time of the call, participants must dial in using the numbers in the confirmation email and enter their passcode and ID.

The Conference Call will be webcast live and then archived at:

http://investor.maxar.com/events-and-presentations/default.aspx

A replay of the conference call will also be available from Tuesday, August 9, 2022 at 6:00 p.m. MT (8:00 p.m. ET) to Tuesday, August 23, 2022 at 9:59 p.m. MT (11:59 p.m. ET) at the following numbers:

Toll free North America: 1-800-770-2030

International Dial-In: 1-647-362-9199

Passcode: 81317#

About Maxar

Maxar Technologies (NYSE:MAXR) (TSX:MAXR) is a provider of comprehensive space solutions and secure, precise, geospatial intelligence. We help government and commercial customers monitor, understand and navigate our changing planet; deliver global broadband communications; and explore and advance the use of space. Our approach combines decades of deep mission understanding and a proven commercial and defense foundation to deploy solutions and deliver insights with speed, scale and cost-effectiveness. Maxar’s 4,400 team members in over 20 global locations are inspired to harness the potential of space to help our customers create a better world. Maxar’s stock trades on the New York Stock Exchange and Toronto Stock Exchange under the symbol “MAXR”. For more information, visit www.maxar.com.

CONTACT:

Jonny Bell | Investor Relations | 1-303-684-5543 | jonny.bell@maxar.com

Fernando Vivanco | Media Relations | 1-720-877-5220 | fernando.vivanco@maxar.com